Exhibit (a)(1)(F)

23 January 2023 07:00 GMT

AstraZeneca begins tender offer to acquire CinCor Pharma, Inc.

AstraZeneca is commencing today, through a subsidiary, a tender offer to purchase all outstanding shares of CinCor Pharma, Inc. (CinCor), for $26 per share in cash at closing, plus a non-tradable contingent value right of $10 per share in cash payable upon a specified regulatory submission for a baxdrostat product. On 9 January 2023, AstraZeneca announced that it had entered into a definitive agreement to acquire CinCor. Following the successful closing of the tender offer, CinCor will become a subsidiary of AstraZeneca.

AstraZeneca will file today with the U.S. Securities and Exchange Commission (the SEC) a tender offer statement on Schedule TO, which provides the terms of the tender offer. Additionally, CinCor will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of the CinCor board of directors that CinCor stockholders accept the tender offer and tender their shares.

The tender offer will expire at one minute past 11:59 p.m. Eastern Time, on 23 February 2023, unless extended or earlier terminated in accordance with the merger agreement and the applicable rules and regulations of the SEC. The closing of the tender offer is subject to certain conditions, including the tender of shares representing at least one more than 50% of the total number of CinCor’s outstanding shares, receipt of applicable regulatory approvals, and other customary conditions. The transaction is expected to close in the first quarter of 2023.

Important information about the tender offer

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of CinCor or any other securities, nor is it a substitute for the tender offer materials described herein. A tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed today by AstraZeneca PLC (AstraZeneca), AstraZeneca Finance and Holdings Inc. and Cinnamon Acquisition, Inc., a wholly-owned indirect subsidiary of AstraZeneca, with the Securities and Exchange Commission (the SEC), and a solicitation/recommendation statement on Schedule 14D-9 will be filed by CinCor with the SEC.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents and the Solicitation/Recommendation Statement (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer, which will be named in the tender offer statement. In addition, CinCor files annual, quarterly and current reports and other information, and AstraZeneca files annual reports and other information with the SEC, which are available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by AstraZeneca may be obtained at no charge on the investor relations page of AstraZeneca’s internet website at www.astrazeneca.com. Copies of the documents filed with the SEC by CinCor may be obtained at no charge under the “Investors” section of CinCor’s internet website at www.cincor.com.

Forward-looking statements

This announcement may include statements that are not statements of historical fact, or “forward-looking statements,” including with respect to AstraZeneca’s proposed acquisition of CinCor. Such forward-looking statements include, but are not limited to, the ability of AstraZeneca and CinCor to complete the transactions contemplated by the acquisition agreement, including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the merger agreement, statements about the expected timetable for completing the transaction, AstraZeneca’s and CinCor’s beliefs and expectations and statements about the benefits sought to be achieved in AstraZeneca’s proposed acquisition of CinCor, the potential effects of the acquisition on both AstraZeneca and CinCor, the possibility of any termination of the acquisition agreement, as well as the expected benefits and success of baxdrostat and any combination product. These statements are based upon the current beliefs and expectations of AstraZeneca’s and CinCor’s management and are subject to significant risks and uncertainties. There can be no guarantees that the conditions to the closing of the proposed transaction will be satisfied on the expected timetable or at all or that baxdrostat or any combination product will receive the necessary regulatory approvals or prove to be commercially successful if approved. If underlying assumptions prove inaccurate or risks or uncertainties materialise, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of CinCor’s stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the offer and the merger contemplated by the acquisition agreement may not be satisfied or waived; the ability to obtain necessary regulatory approvals or to obtain them on acceptable terms or within expected timing; the effects of disruption from the transactions contemplated by the acquisition agreement and the impact of the announcement and pendency of the transactions on CinCor’s business; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; the possibility that the milestone related to the contingent value right will not be achieved; general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of COVID-19; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; competition from other products; and challenges inherent in new product development, including obtaining regulatory approval.

Neither AstraZeneca nor CinCor undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in AstraZeneca’s Annual Report on Form 20-F for the year ended 31 December 2021, CinCor’s Annual Report on Form 10-K for the year ended 31 December 2021 and CinCor’s Quarterly Reports on Form 10-Q for the three months ended 31 March 2022, 30 June 2022 and 30 September 2022, in each case as amended by any subsequent filings made with the SEC. These and other filings made by AstraZeneca and CinCor with the SEC are available at the SEC’s Internet site (www.sec.gov).

AstraZeneca in CVRM

Cardiovascular, Renal and Metabolism (CVRM), part of BioPharmaceuticals, forms one of AstraZeneca’s main disease areas and is a key growth driver for the Company. By following the science to understand more clearly the underlying links between the heart, kidneys and pancreas, AstraZeneca is investing in a portfolio of medicines for organ protection and improve outcomes by slowing disease progression, reducing risks and tackling co-morbidities. The Company’s ambition is to modify or halt the natural course of CVRM diseases and potentially regenerate organs and restore function, by continuing to deliver transformative science that improves treatment practices and CV health for millions of patients worldwide.

AstraZeneca

AstraZeneca (LSE/STO/Nasdaq: AZN) is a global, science-led biopharmaceutical company that focuses on the discovery, development, and commercialisation of prescription medicines in Oncology, Rare Diseases, and BioPharmaceuticals, including Cardiovascular, Renal & Metabolism, and Respiratory & Immunology. Based in Cambridge, UK, AstraZeneca operates in over 100 countries and its innovative medicines are used by millions of patients worldwide. Please visit astrazeneca.com and follow the Company on Twitter @AstraZeneca.

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Adrian Kemp

Company Secretary

AstraZeneca PLC